Exhibit 4.36

Xiamen Software Park accelerator space lease contract

(Unit 304, Floor 3, No.168, Fengqi Road, Software Park, Phase III, Torch High-tech Zone, Xiamen, R & D Building)

number:

Party A (lessor): Xiamen Information Group Co., LTD

Party B (lessee): Xiamen Pop Network Technology Co., LTD

In accordance with the provisions of relevant laws and regulations, party A and Party B reach an agreement through friendly negotiation and hereby enter into this Contract Mutual compliance.

Article 1 Location, area, function and use of the lease

1.1 Party A leases Unit 304 (hereinafter referred to as the Lease), Floor 3,168, Fengqi Road, Software Park, Torch High-tech Zone, Xiamen to Party B. The floor area of the leased property shall be jointly confirmed by both parties as being And 500.91 square meters. If the actual construction area is found to be different from the agreed construction area after the signing of this contract, it will not be adjusted

The whole monthly rent standard agreed in this contract and the floor area of the leased property agreed herein.

1.2 Functions and uses of the leased property: Office building, to be used by Party B as an office. Without party A’s book

Party B shall not change the use of the lease without authorization.

1.3 Party B has investigated the current situation of the premises before signing this contract,

And based on its independent judgment to voluntarily rent the house.

Article 2 Lease term

2.1 Lease Term 1 Year, from March 21, 2023 to March 20, 2024

Article 3 Lease fee and payment method

3.1 Rent standard

The unit price of unit 304 is RMB 20-5 yuan / m 2 · month (25 yuan, yuan / m 2 · month).

The specific rent standard is as follows:

Year of lease	Unit price (Yuan / m² · month)	Monthly rent (RMB)	Quarterly rent (RMB)	Current rent (RMB)	Pricing time
the first year amount to	25	12522.75	37568.25	150273	From March 21, 2023 to March 20, 2024
				150273

The contract price is RMB one hundred and fifty thousand two hundred and seventy-three yuan only (¥ : RMB 150,273), excluding the tax amount of RMB one hundred and forty-three thousand one hundred and seventeen yuan and seventeen points (¥: 143,117.14 yuan), VAT tax

The value of RMB seven-one hundred and fifty-five and eighty-six (¥: 7,155.86 yuan), with a tax rate of 5%. This contract shall be subject to Including tax price. During the term of this contract, in case of any change in the national tax policy, the tax price and VAT shall be excluded

The tax policy applicable when the invoice is issued.

3.2 Payment method

3.2.1 Rent is one payment period for every three months. Within 5 days from the date of signing this Contract, Party B shall pay party A the first rent of RMB thirty-five thousand sixty and twenty-five cents (¥: RMB 37,568.25) Thereafter, Party B shall pay the current rent to Party A before the 15th day of each month to the following account designated by Party A before the first month of each period

(Or an account confirmed in writing by Party A):

Account: Xiamen Information Group Co., Ltd

Bank: CCB Xiamen Branch Business Department

Account No.: [*]

3.2.2 During the lease term, Party B shall bear the property management fee, public maintenance fund, water and electricity charges

The payment standard is as follows:

3.2.2.1 The property management fee shall be paid at the fee standard published by the property management company designated by Party A;

3.2.2.2 Housing public maintenance gold to Xiamen City price Bureau announced the fee standard payment;

3.2.2.3 The water and electricity charges generated by the leased property and the shared water and electricity charges generated during the lease term,

To Xiamen city water bureau, electricity bureau announced the charge standard to pay.

The above property management fee, public maintenance fee and utilities fee shall be paid by Party B according to the property company designated by Party A

Pay the payment time to the property management company designated by Party A on time.

3.2.3 During the lease term, Party A shall pay relevant business taxes according to law, and Party B shall specify that Party A shall issue VAT

Type of invoice:

☐ 1. VAT ordinary invoice

Company / Personal Name:

identification number of the taxpayer:

☐ 2. Special VAT invoice

When issuing the special VAT invoice, Party B shall provide the following information:

Company name: Xiamen Pop Network Technology Co., LTD

Taxpayer identification number: [*]

Address: Unit 208, No.168, Fengqi Road, Phase III, Software Park, Xiamen City

Tel.: 0592-5968189

Bank: China Merchants Bank Co., Ltd., Xiamen Software Park Sub-branch

Account number: [*]

3.2.4 Tax: Party B shall pay the taxes and administrative fees due to itself in strict accordance with the government regulations.

If Party B fails to perform the tax obligations according to the provisions, all responsibilities shall be borne by Party B.

Article 4 Performance security deposit

4.1 Party B shall pay the performance bond of RMB to Party A within 15 working days from the date of signing this Contract RMB Thirty-eight thousand yuan only (¥: RMB 38,000 yuan). If Party B breaches the contract during the performance of this Contract, Party A shall have the right to directly deduct the compensation and related expenses from the performance bond. If the deposit is insufficient, Party A Have the right to recover from Party B.

4.2 After Party A deducthe performance bond to Party A, if the performance bond paid by Party B to Party A is insufficient for the amount of the performance bond agreed herein, Party B shall make up the amount within 3 days after receiving the notice from Party A, otherwise, it shall be deemed as If Party B breaches the contract, Party A has the right to hold Party B liable for breach of contract according to party B’s overdue payment of rent.

4.3 at the termination of this contract (including early termination), if party b pay all the rent, and settle the property management fees and the lease of all expenses, and return the lease to party a according to this contract and there is no other default, party a after the termination of this contract, and the handover formalities within 20 working days, the performance deposit without interest. In case of breach, Party A shall repay the performance bond after Party B assumes the full liability for breach of contract.

4.4 In case of early termination or within 3 days after the expiration of this Contract, Party B shall go through the lease at the commercial registration authority

The business place cancellation of the registration procedures, otherwise Party A has the right not to return the performance deposit.

Article 5 Delivery of the lease item

5.1 Party A shall deliver the leased property to Party B for use according to the current situation, and Party B agrees to accept the current status of the leased property and facilities hire.

5.2 Water and electricity supply facilities shall be delivered to Party B according to the current situation. If Party B needs to install self-use water and electricity facilities or expand the capacity (there shall be independent metering facilities), it shall apply to the property company designated by Party A in advance in writing

After the approval, it shall be responsible for the installation and bear the relevant expenses, which will be put into use after on-site audit by the property company.

Article 6 Requirements for the use of the lease item

6.1 Party B shall use the leased property in strict accordance with the purpose and scope agreed herein, shall not be used for assembly, processing and other production purposes, shall not have a production assembly workshop and warehouse, shall not change the use without authorization public place.

6.2 Party B shall strictly implement the provisions of Xiamen Fire Management and use fire safely Electricity and gas, and fire control facilities shall not use or block safe evacuation channels and safety exits, and shall be strict

The corresponding management system shall be implemented. In case of fire control and other safety accidents occurring during the lease term, Party B shall bear all the responsibilities.

6.3 If Party B needs to set up billboards, signs, light boxes and other outdoor advertisements outside the leased property, it shall comply with the park Relevant management system.

6.4 If destructive accidents occur to the premises and ancillary facilities caused by improper use or management of Party B

In case of property loss or personal injury, Party B shall bear all the legal liabilities, and Party A shall not bear any liability.

6.5 Party B shall be responsible for the interior decoration of the leased item and shall bear all costs.

6.6 During the lease term, without the written consent of Party A, Party B shall not sublease, contract, borrow or use all or any part of the lease item to cooperate with others, associate, partnership, invest or share with the right to lease Cooperation, partnership, investment and any other form licensed to third parties.

6.7 Party B shall submit the internal decoration plan (including but not limited to the general level design drawing, strong and weak electricity layout drawing, etc.) to Party A for review, and shall enter the site for decoration only after party A’s written confirmation. The lease item shall not be changed on the way of decoration major structure

6.8 Party B shall abide by the Xiamen Software Park Enterprise Management Regulations and other park management systems and related properties Management regulations, as well as the newly promulgated park management system and property management regulations after the signing of this contract.

6.9 Party B shall not use the leased property for illegal activities, and shall not endanger the interests of Party A or damage the public interests, otherwise, Party B shall bear all the legal liabilities, and Party A shall have the right to terminate this Contract and confiscate the performance guarantee metals.

6.10 Upon expiration of the lease term or other termination of the contract, Party A shall have the option of the ownership of the decoration and expansion part of the leased property. If Party A requires that the decoration and extension parts of the leased property attached to the leased property be owned by Party A, Party B shall not dismantle the leased property by itself and maintain the current use status of the leased property. If Party A requests Party B in writing to restore the original state of the leased property, Party B shall dismantle the attached part of the decoration, decoration and expansion of the premises and bear the corresponding expenses. If the decoration, decoration and expansion of Party B do not belong to the supplementary part of the premises, Party B shall have the right to dismantle the premises by itself. Party A shall not compensate, and Party B shall not damage the structure of the premises if it is caused by party B’s demolition

If party A’s leased property is damaged, Party A has the right to ask Party B to compensate for the corresponding losses.

6.11 If Party B violates the relevant provisions of this clause, Party A shall have the right to supervise its correction.

6.12 Party B shall handle the property insurance and third-party liability insurance in the leased property. If Party B does not provide insurance, lease

If the property stored by Party B suffers in any accident or disaster, such as water leakage, theft, fire and flood, it shall be responsible for it Party B shall bear its own responsibility.

Article 7 Repair and maintenance of the leased property and ancillary facilities and sites

7.1 Party B shall have the exclusive right to use the leased property and its attached facilities during the lease term. Party B shall be responsible for the maintenance, maintenance and annual review of the leased property and special facilities, and guarantee the natural damage except during the lease term

In addition, the special facilities shall be returned to Party A along with the leased property in normal operation. Party A has the right to inspect this.

7.2 Party B shall be responsible for the proper use and maintenance of the leased property and its affiliated facilities, and shall eliminate all possible faults and dangers in time to remove all possible hidden dangers. Party B shall bear the destructive accident, property loss or personal injury of the leased property and its ancillary facilities caused by the repair due to Party B’s failure liability to pay compensation.

7.3 Party B shall take good care of the lease item during the lease term. If the lease item is damaged due to non-natural losses, Party B shall be responsible for maintenance and expenses. If it is difficult to repair, Party B shall compensate for the corresponding losses. It is difficult to repair

If, Party B shall compensate for the corresponding losses.

Article 8. Return of the lease property

8.1 Upon the expiration of the lease term or the early termination of the contract, Party B shall empty and place the items in the leased property

The ground shall be cleaned up and returned to Party A. When Party B returns the leased property, both parties shall jointly participate in the acceptance inspection.

8.2 If Party B fails to move out the lease item, Party A has the right to provide or guarantee the lease item Water, electricity, gas, communications and other conditions that may affect the applicability of the leased property.

Party A shall also have the right to take back the leased property by itself from the date of delay, and all the articles within the leased scope shall be deemed to be abandoned by Party B. Party A shall have the right to dispose of all the articles within the leased scope at any expense of Party B, and all losses caused thereby shall be borne by Party B. At the same time, Party B shall calculate and pay the premises at twice the monthly rent of the same month upon the termination of the contract charge for use.

Article 9 Modification and termination of the contract

9.1 If Party B has any of the following circumstances, Party A shall have the right to issue a notice requiring Party B to correct the breach of contract immediately. If the rectification is not completed within the time limit required by Party A, Party A shall have the right not to provide or guarantee the water, electricity, gas, communication of the leased property and other conditions that affect the applicability of the leased property. Party A shall also have the right to confiscate the performance bond, terminate the contract, take back the lease property by itself, and hold Party B liable for breach of contract. This Contract shall be terminated on the date when Party A notifies Party B in writing by fax or letter. Party B shall return the leased property to Party A; for

For Party A, it shall compensate Party A for the losses:

9.1.1 Failure to deliver the rent within the agreed term shall be generated by the rent paid by Party B or during the lease term For more than 15 days.

9.1.2 During the lease term, the structure or lease of the lease item shall be changed without the written approval or consent of Party A

The use of lease.

9.1.3 During the lease term, the lease item shall be sold and transferred without the written approval or consent of Party A Let, mortgage or take any other act that infringes upon the ownership of Party A.

9.1.4 During the lease term, Party B shall store dangerous goods or engage in illegal operation or violate the law To act or damage the public interest

9.1.5 Party B shall, without the written consent of Party A, sublease, subcontract, borrow all or any part of the leased property or cooperate with others, cooperate, partnership, invest and purchase any other shares Form permission to others

9.1.6 Damage to the lease item, or other acts of breach hereof.

9.1.7 Party B has major violations, violations or other incidents, which will cause bad effects to Party A and the software park

The ring of. This Contract shall be terminated on the date when Party A notifies Party B in writing by fax or letter.

9.2 If Party A has any of the following circumstances, Party B shall have the right to unilaterally terminate the contract and investigate party A’s violation

About responsibility:

9.2.1 Party A fails to deliver or delays delivery of the leased item for more than 15 days, and Party B does not receive the leased item.

9.2.2 The main structure of the leased property is defective, which endangers the safety.

9.3 During the lease term, both parties may modify or terminate the Contract under any of the following circumstances:

9.3.1 Party A and Party B agree to modify or terminate this Contract in writing.

9.3.2 The leased property and its ancillary facilities are seriously damaged due to force majeure, which makes this contract cannot be damaged

Continue to perform.

Article 10 Liability for breach of contract

10.1 Both parties shall abide by the contract during the lease term, and either party violates this Contract to the other party

For losses, they shall be liable for compensation.

10.2 during the lease term, party b overdue pay this contract shall be borne by party b rent and the related expenses incurred in the lease process, such as the rectification completed, party a has, the right to terminate this contract in advance, and have the right to require party b from the date of overdue to daily standard to party a

Pay the liquidated damages for overdue payment.

10.3 If Party B breaches this contract, the contract is terminated in advance (except in Article 12.2 Besides), Party A has the right to confiscate the performance bond and require Party B to pay the liquidated damages for the previous month’s rent upon the early termination of the contract. If the contract is terminated in advance due to Party B’s breach of contract or other reasons, Party A shall install Party B

The cost of repair and decoration shall not be compensated.

10.4 During the lease term, if either party breaches the contract and causes losses to the other party or is investigated by a third party or subject to administrative punishment, the breaching party shall, in addition to the compensation under this clause, compensate the party for the reasonable expenses paid by the non-breaching party, including

But not limited to:

10.4.1 Litigation costs, preservation costs, execution fees, arbitration fees, and other expenses paid to the relevant government departments

Tax, fee;

10.4.2 Lawyer’s fee, notary fee and evaluation fee;

10.4.3 Evidence preservation fee and other reasonable expenses incurred in the process of investigation and evidence collection;

10.4.4 Travel expenses and business trip allowance.

10.5 Party B fails to cancel the business place of the leased property with the commercial registration authority as agreed herein

For each day overdue, Party B shall pay party A a penalty of RMB 5% of the total overdue amount.

Article 11 Conditions of exemption

11.1 Party A and Party B shall not be liable for the failure to perform this Contract due to force majeure. Force Majeure means unforeseeable, unavoidable, insurmountable and resulting to this Objective circumstances under which contracts cannot be continuously performed, including but not limited to earthquake and war.

11.2 In any of the following circumstances, Party A shall have the right to unilaterally terminate the Contract: 11.2.1 Demolition, reconstruction, requisition and expropriation;

11.2.2 Land allocation and transfer;

11.2.3 Planning adjustment, design change or specific use change of land:

11.2.4 Li restructuring or no longer assume operation and management responsibilities due to other reasons;

11.2.5 party committees, governments at all levels, general office, the relevant administrative departments, government temporary coordination agencies, office, office, headquarters and head (including deputy), party a’s holding person with special documents, resolutions, meeting minutes, to, copy, instructions or instructions for instructions to land, buildings for other use or require party a

The decision to take back the land and the buildings;

11.2.6 Party A decides to dismantle and rebuild, permanently dismantle, structural transform or use the leased property Major changes;

11.2.7 Changes, modifications or other changes in laws, regulations and normative documents, resulting in the failure of the lease item

Appropriate lease;

11.2.8 The Administrative Committee of the Municipal Software Park and the institutions undertaking its functions and powers, or its superior institutions of the leased property

The qualification requirements of the leasing subject have been changed.

Party B has no objection to Party A exercising the termination right of this Agreement; the damage of the termination

Party B has fully recognized and is willing to accept this contract. Party B irrevocably waives its defense that,

The right to stop.

Party B shall return the leased property within three months after receiving the notice from Party A and give up the lease without any conditions

To defend or simultaneously perform the defense. Both parties agree that Party A has the right to terminate the Contract without assuming any liability.

11.3 If either party is unable to perform this Contract due to force majeure, the party with the above force majeure shall immediately notify the other party by mail or fax, and shall provide the details of the force majeure within 30 days

Failure to perform the contract, or in part, or the reasons for delay of performance.

11.4 During the lease period of Party B, Party A shall not be liable for the temporary interruption of water, electricity and public facilities due to the normal maintenance or other reasons not attributable to Party A. However, Party A conducts it normally

Notify Party B in advance before maintenance.

Article 12 Termination of the contract in advance

12.1 During the lease term, neither party shall terminate this Contract in advance without authorization, except for force majeure factors.

12.2 If Party B really needs to terminate the Contract in advance, it shall notify Party A in writing 60 days in advance. The same shall be written by Party A

Meand Party B shall terminate the contract in advance only after completing the following procedures:

12.2.1 Return the leased ase to Party A:

12.2.2 Pay the rent of the real lease term and other expenses incurred by this Contract;

12.2.3 The contract shall be paid liquidated damages to Party A before the early termination of this Contract, which shall be early termination

Meanwhile, the monthly rent;

12.2.4 Go through the registration procedures for the cancellation of the leased property with the commercial registration authority.

12.3 If Party B fails to terminate the contract in advance and cancel the lease in accordance with the provisions of the preceding paragraph, Party A shall have the right to confiscate all the performance guarantees

And shall have the right to recover from Party B all losses to Party A caused by the early cancellation of the lease.

12.4 If Party B terminates the contract in advance due to breach of contract or other reasons, Party A shall provide the decoration and decoration to Party B

The expenses will not be compensated.

12.5 If Party A really needs to terminate the Contract in advance, it shall notify Party B in writing 30 days in advance. And pay liquidated damages

For Party B, the liquidated damages shall be the monthly rent of the current month when the contract is terminated in advance, and shall be made to Party B as compensation for early termination

In addition, Party A shall not bear any liability and expenses for the loss.

Article 13 Termination of the contract

13.1 If the Contract is terminated in advance or expires, Party B shall terminate on the date of early termination or expiration of the lease term Remove the leased property and perform it in accordance with the provisions herein.

13.2 Prior to the early termination of the Contract or the expiration of the term of validity, Party A shall determine the new rent standard and issue a new rental announcement according to the public lease. In the case of public leasing, Party B shall participate in bidding and exercise the rights in accordance with the rules formulated or implemented by Party A. If party b is not Participation shall be deemed as a waiver of the relevant rights.

Article 14. The Supplementary Provisions

14.1 Dispute settlement measures

14.1.1 Any dispute arising from or in connection with this Contract shall be settled by both parties through friendly negotiation; If no agreement can be reached, either party shall submit to Xiamen Arbitration Commission for arbitration in accordance with the Arbitration Rules (2020 edition) (unless otherwise agreed in this Contract). The arbitral award is final, against double

All the parties shall be binding. However, the parties agree to make the following changes to the arbitration rules:

14.1.1.1 Arbitration in accordance with Chapter VIII of the Rules shall not be subject to the limitation of the amount of dispute in Article 60 (1) of the Rules not exceeding 2 million yuan (the same below), and the application for change shall be waived More rights.

14.1.1.2 Both parties agree that the Xiamen Arbitration Commission shall appoint an arbitrator as the sole arbitrator

Any dispute arising from or in connection with this Contract shall be arbitrated.

14.1.1.3 The time limit for submitting the defense and identity documents and filing counterclaims (if any) is three days;

The time limit for producing evidence is for five days.

14.1.1.4 Both parties agree not to hold arbitration, the arbitration tribunal may submit the arbitration submitted by both parties

The application form, defense form and other materials shall be heard in writing and adjudicated.

14.1.1.5 Documents related to arbitration may be delivered by express delivery. As confirmed by both parties

The service address is as follows:

Party A’s address for service is: 5th floor, No.33, Guanri Road, Phase II, Xiamen Software Park

Party B’s address is Unit 304,3, Floor, No.168 Fengqi Road, Phase III, Xiamen Software Park

If the service address is changed, it shall notify the other party in writing and make the change from the date when the other party receives the notice of change

The latter address is the valid service address.

Express delivery shall be deemed on the second day from the date of delivery; either party relocated, rejected, no sign

The receipt shall not affect the effect of the service. Neither party shall claim under the above pretext that it has not received the documents, notices or materials.

14.1.2 In case of any dispute settled by the above means, both parties shall continue except for the matters in dispute Continue to perform its other obligations under this Agreement.

14.2 Other

14.2.1 Party B shall cooperate with Party A’s management personnel when inspecting the work. In case of emergency and emergency

When notified to Party A.

14.2.2 Xiamen innovation software park management co., LTD., a subsidiary of party a, according to party a and Xiamen innovation software park management co., LTD., signed the year of the asset management agreement, will be located in the software park phase ii and three phase of assets leasing business and daily management maintenance work entrusted Xiamen innovation software park management co., LTD., during the lease, party b agrees and accept the Xiamen innovation software park management co., LTD., management of the lease, aware of the company has the right to exercise the rights of the lessor, and fulfill the obligations of the lessor, And no objection.

14.2.3 The annexes hereto shall be an integral part of this Contract.

14.2.4. When signing this Contract, Party B shall send a valid copy of the business license and the legal representative to Party A Copy of the certificate, or a copy of the lessee’s ID card.

14.2.5 Service of this Contract including but not limited to notice, collection and relevant legal documents To be delivered in accordance with Article 14.1.1.5.

14.2.6 This Contract is made in two originals, with Party A and Party B holding one copy each; this Contract shall be sealed by Party A Party B’s legal representative or authorized agent shall be established after the signature and seal, and shall pay the performance bond to Party B

After effective.

14.2.7 For matters not covered herein, both parties may sign a supplementary agreement separately.

(No body is available on this page)

Party A: Xiamen Information Group Co., LTD	Party B: Xiamen Pupu Network Technology Co., LTD
Address: No.33, Guanri Road, Phase II, Software Park, Xiamen a storied building Tax registration No.: [*]	representative: Address: Fengqi Road, Torch High-tech Zone, Xiamen 168 N. C. 3rd Floor Tax registration number: [*]

Signing place: Xiamen